                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant         [ X ]

Filed by a Party other than the Registrant      [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of Commission Only
[ X ]  Definitive Proxy Statement (as permitted by Rule 14a-6(e)(2))
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                        ADELPHIA COMMUNICATIONS CORPORATION
       ------------------------------------------------------------------------
                   (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                   NOT APPLICABLE
       -------------------------------------------------------------------------
        (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):


[ X ]  No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)    Title of each class of securities to which transaction applies:

              -----------------------------------------------------------------


       (2)    Aggregate number of securities to which transaction applies:

              -----------------------------------------------------------------


       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-1 (Set forth the amount on which the filing fee is calculated and state how it was determined):

              -----------------------------------------------------------------

       (4)    Proposed maximum aggregate value of transaction:

              -----------------------------------------------------------------


       (5)    Total fee paid:
                              -------------------------------------------------


[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previous filing by registration statement number, or the Form of Schedule and the date of its filing.


       (1)    Amount Previously Paid:
                                      -----------------------------------------

       (2)    Form, Schedule or Registration No.:
                                                   ----------------------------

       (3)    Filing Party:
                              -------------------------------------------------

       (4)    Date Filed:
                              -------------------------------------------------

                      ADELPHIA COMMUNICATIONS CORPORATION
                                 P.O. BOX 472
                              5 WEST THIRD STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                               -----------------

   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 29, 1997
                               -----------------

To the Stockholders of Adelphia Communications Corporation:

  The Annual Meeting of Stockholders of Adelphia Communications Corporation will be held at the Coudersport Theater, Main Street, Coudersport, Pennsylvania on Monday, September 29, 1997 at 10:00 a.m., for the following purposes:

1.To elect one (1) Director by vote of the holders of Class A Common Stock voting as a separate class.

2. To elect seven (7) Directors by vote of the holders of Class A Common Stock and Class B Common Stock, voting together.

3.To consider and act upon such other matters as may properly come before the meeting.

  The Board of Directors has fixed the close of business on August 8, 1997 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting.

  IF YOU ARE UNABLE TO ATTEND THE MEETING AND YOU WISH TO VOTE YOUR STOCK, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.
                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Daniel R. Milliard
                                            Senior Vice President and
                                            Secretary

September 8, 1997

                      ADELPHIA COMMUNICATIONS CORPORATION
                                 P.O. BOX 472
                              5 WEST THIRD STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                               -----------------

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                              SEPTEMBER 29, 1997
                               -----------------

  This proxy statement is being furnished to the stockholders of Adelphia Communications Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the annual meeting of stockholders (the "Annual Meeting") scheduled to be held on Monday, September 29, 1997, at the Coudersport Theater, Main Street, Coudersport, Pennsylvania. The address of the principal executive offices of the Company is P.O. Box 472, Main at Water Street, Coudersport, Pennsylvania 16915, and the date this proxy statement was first mailed to stockholders was on or about September 8, 1997. A copy of the Annual Report to Stockholders for the fiscal year ended March 31, 1997 is being furnished with this proxy statement.

  Only stockholders of record as of the close of business on August 8, 1997 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The outstanding capital stock of the Company on that date consisted of 19,702,308 shares of Class A Common Stock, $.01 par value ("Class A Common Stock"), and 10,944,476 shares of Class B Common Stock, $.01 par value ("Class B Common Stock"). With respect to the matters described in this proxy statement, other than the election of the Class A director as described below, the holders of Class A Common Stock and of Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to cast one (1) vote for each share of Class A Common Stock standing in their name on the books of the Company and each holder of Class B Common Stock is entitled to cast ten (10) votes for each share of Class B Common Stock standing in their name on the books of the Company. A majority of the votes cast at the Annual Meeting are required for the adoption of the proposals described below.

  All shares represented by valid proxies received by the Company prior to the Annual Meeting will be voted at the Annual Meeting as specified in the proxy, unless such proxies previously have been revoked. If no specification is made, the shares will be voted FOR the election of each of the Board's nominees to the Board of Directors. Unless otherwise indicated by the stockholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting. A stockholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attendance at the meeting and voting his shares in person.

  Abstentions and broker non-votes on any matter submitted to the stockholders for approval have no effect on the vote on such matter since the affirmative vote of at least a majority of the votes cast by shareholders at the meeting, in person or by proxy, is necessary for adoption of the proposals described below. Broker non-votes as to any matter are shares held by nominees of beneficial owners which are present and voted at the meeting on matters as to which the nominee has discretionary authority but which are not voted on the matter in question because the nominee does not have discretionary voting authority as to such matter.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors of the Company recommends a vote FOR each of the nominees named below for election as directors.

                             ELECTION OF DIRECTORS

DESCRIPTION OF BOARD OF DIRECTORS

  The Certificate of Incorporation of the Company provides for the Board of Directors to be elected as follows: a majority of the votes cast by holders of Class A Common Stock, voting as a separate class, are entitled to elect one
(1) director; and a majority of the votes cast by holders of Class A Common Stock and holders of Class B Common Stock, voting together as a single class, are entitled to elect the remaining directors, with each share of Class A Common Stock entitled to one (1) vote and each share of Class B Common Stock entitled to ten (10) votes. Stockholders of the Corporation are not entitled to cumulate their votes in the election of directors.

  The Bylaws of the Company provide that the Board of Directors shall establish the number of directors which shall not be less than five (5) nor more than nine (9). The Board currently consists of eight (8) directors, all of whom are also nominees for director.

  Each director is to hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified, subject to the right of the stockholders to remove any director as provided in the Bylaws. Any vacancy in the office of a director elected by the holders of Class A Common Stock voting as a separate class may be filled by such holders voting as a separate class, and any vacancy in the office of a director elected by the holders of Class A Common Stock and the holders of Class B Common Stock voting as a single class may be filled by such holders voting as a single class. In the absence of a stockholder vote, a vacancy in the office of a director elected by the holders of Class A Common Stock voting as a separate class or by the holders of Class A Common Stock and the holders of Class B Common Stock voting as a single class, as the case may be, may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his successor has been elected and has qualified. If the Board of Directors increases the number of directors, any vacancy so created may be filled by the Board of Directors.

  The persons named as proxies in the enclosed form of proxy were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting for the election of Perry S. Patterson, on behalf of the Class A Common Stockholders, and for the election of John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Daniel R. Milliard, Pete J. Metros and Dennis P. Coyle on behalf of all of the stockholders of the Company. All nominees except Mr. Coyle were first elected or appointed as directors of the Company in 1986. Mr. Coyle was first elected as a director of the Company in 1995.

  The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the named nominees are unable or unwilling to serve as directors of the Company, the persons named in the proxy intend to vote for such substitutes as may be nominated by the Board of Directors.

  The following sets forth certain information concerning each nominee for election as a director of the Company. Each of the current directors of the Company is a nominee for reelection as a director.

NOMINEE FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

PERRY S. PATTERSON
AGE 80

  Perry S. Patterson became a director of Adelphia on September 9, 1986. Since 1977, Mr. Patterson has practiced law in Coudersport, Pennsylvania. From 1975 to 1977, Mr. Patterson served as President Judge of the Court of Common Pleas of the 55th Judicial District in Potter County, Pennsylvania. He was a partner of the law firm of Kirkland & Ellis in Chicago, Illinois and Washington, D.C. from 1950 to 1973. Mr. Patterson attended Georgetown University and graduated from Northwestern University Law School in 1941.

NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK AND CLASS B COMMON
STOCK

JOHN J. RIGAS
AGE 72

  John J. Rigas is the founder, Chairman, President and Chief Executive Officer of Adelphia and is President of most of its subsidiaries. Mr. Rigas has served as President or general partner of most of the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas family. Mr. Rigas has owned and operated cable television systems since 1952. Among his business and community service activities, Mr. Rigas is Chairman of the Board of Directors of Citizens Bancorp., Inc., Coudersport, Pennsylvania and a member of the Board of Directors of the Charles Cole Memorial Hospital. He is a director of the National Cable Television Association and a past President of the Pennsylvania Cable Television Association. He is also a member of the board of directors of C-SPAN and the Cable Advertising Bureau, and is a Trustee of St. Bonaventure University. He graduated from Rensselaer Polytechnic Institute with a B.S. in Management Engineering in 1950.

  John J. Rigas is the father of Michael J. Rigas, Timothy J. Rigas and James
P. Rigas, each of whom currently serves as a director and executive officer of the Company.

MICHAEL J. RIGAS
AGE 43

  Michael J. Rigas is Executive Vice President, Operations of Adelphia and is a Vice President of its subsidiaries. Since 1981, Mr. Rigas has served as a Senior Vice President, Vice President, general partner or other officer of the constituent entities which became wholly- owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas family. From 1979 to 1981, he worked for Webster, Chamberlain & Bean, a Washington, D.C. law firm. Mr. Rigas graduated from Harvard University (magna cum laude) in 1976 and received his Juris Doctor degree from Harvard Law School in 1979.

TIMOTHY J. RIGAS
AGE 41

  Timothy J. Rigas is Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer of Adelphia and its subsidiaries. Since 1979, Mr. Rigas has served as Senior Vice President, Vice President, general partner or other officer of the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas family. Mr. Rigas graduated from the University of Pennsylvania, Wharton School, with a B.S. degree in Economics (cum laude) in 1978.

JAMES P. RIGAS
AGE 39

  James P. Rigas is Executive Vice President, Strategic Planning of Adelphia and is a Vice President of its subsidiaries. Mr. Rigas also serves as Chief Executive Officer of a subsidiary, Hyperion Telecommunications, Inc. Since February 1986, Mr. Rigas has served as a Senior Vice President, Vice President or other officer of the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas family. Among his business activities, Mr. Rigas is a member of the Board of Directors of Cable Labs. Mr. Rigas graduated from Harvard University (magna cum laude) in 1980 and received a Juris Doctor degree and an M.A. degree in Economics from Stanford University in 1984. From June 1984 to February 1986, he was a consultant with Bain & Co., a management consulting firm.

DANIEL R. MILLIARD
AGE 50

  Daniel R. Milliard is Senior Vice President and Secretary of Adelphia and its subsidiaries, and also serves as President of a subsidiary, Hyperion Telecommunications, Inc. Since 1982, Mr. Milliard served as Vice President, Secretary and/or General Counsel of Adelphia and the constituent entities which became wholly-owned subsidiaries of Adelphia, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas family. He served as outside general counsel to the Company's predecessors from 1979 to 1982. Mr. Milliard graduated from American University in 1970 with a Bachelor of Science degree in Business Administration. He received an M.A. degree in Business from Central Missouri State University in 1971, where he was an Instructor in the Department of Finance, School of Business and Economics, from 1971-1973, and received a Juris Doctor degree from the University of Tulsa School of Law in 1976. He is a director of Citizens Bancorp., Inc. in Coudersport, Pennsylvania and is President of the Board of Directors of the Charles Cole Memorial Hospital.

PETE J. METROS
AGE 57

  Pete J. Metros became a director of Adelphia on November 4, 1986. Mr. Metros has been President and a member of the Board of Directors of Rapistan Demag Corporation, a subsidiary of Mannesmann AG, since December 1991. From August 1987 to December 1991, he was President of Rapistan Corp., the predecessor of Rapistan Demag Corporation, and of Truck Products Corp., both of which were major subsidiaries of Lear Siegler Holdings Corp. From 1980 to August 1987, Mr. Metros was President of the Steam Turbine, Motor & Generator Division of Dresser-Rand Company. From 1964 to 1980, he held various positions at the General Electric Company, the last of which was Manager--Manufacturing for the Large Gas Turbine Division. Mr. Metros is also on the Board of Directors of Borroughs Corporation of Kalamazoo, Michigan. Mr. Metros received a BS degree from the Georgia Institute of Technology in 1962.

DENNIS P. COYLE
AGE 59

  Dennis P. Coyle is General Counsel and Secretary of FPL Group, Inc. and Florida Power & Light Company. Mr. Coyle was named General Counsel of FPL Group, Inc. and Florida Power & Light Company in 1989, and assumed the additional title and responsibilities of Secretary of such companies in 1991. He graduated from Dartmouth College in 1960 and received his law degree from Columbia University in 1965. In an investment agreement with respect to Olympus Communications, L.P. ("Olympus," a joint venture of the Company), John, Michael, Timothy and James Rigas have agreed to vote a sufficient number of shares of the Company's Class A Common Stock to elect to the Board a nominee of Telesat Cablevision, Inc., which is the Company's joint venture partner in Olympus. Mr. Coyle is the nominee of Telesat Cablevision, Inc., which is an indirect, wholly-owned subsidiary of FPL Group, Inc.

AUDIT AND COMPENSATION COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors has a Compensation Committee, consisting of Perry S. Patterson and Pete J. Metros, which reviews and has authority to approve the compensation of the key officers and employees of the Company. The Compensation Committee met twice during fiscal 1997. The Board also has an Audit Committee, comprised of Perry S. Patterson, Pete J. Metros and Timothy
J. Rigas, which is responsible for monitoring the financial reporting of the Company on behalf of the Board and the investing public. The Audit Committee met once to review the Company's fiscal 1997 financial condition and results of operations. The Company does not have a nominating committee. The Board of Directors met or acted by written consent in lieu of meeting eight times in fiscal 1997. Each director attended at least 75% of the meetings of the Board and the respective committees of which each is a member.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid by the Company for services rendered during the Company's last three fiscal years in the period ended March 31, 1997 to the Company's Chief Executive Officer and the four most highly compensated executive officers whose compensation exceeded $100,000 in salary and bonus during fiscal 1997:

ANNUAL COMPENSATION

                                                             LONG-TERM      ALL OTHER
                                              ANNUAL        COMPENSATION   COMPENSATION
                                           COMPENSATION   RESTRICTED STOCK   (A) (B)
                                         ---------------- ---------------- ------------
NAME AND PRINCIPAL POSITION  FISCAL YEAR  SALARY$  BONUS$    AWARDS ($)        ($)
- ---------------------------  -----------  -------  ------    ----------        ---
John J. Rigas                   1997     1,235,194   --          --          474,707
Chairman, President and         1996       641,963   --          --          474,495
Chief Executive Officer         1995       595,933   --          --          293,750
Michael J. Rigas                1997       206,857   --          --           10,950
Executive Vice
 President,                     1996       205,948   --          --           10,750
Operations                      1995       124,658   --          --           10,950
Timothy J. Rigas                1997       206,857   --          --           10,950
Executive Vice
 President, Chief               1996       205,948   --          --           10,750
Financial Officer, Chief                                         --
Accounting Officer and
 Treasurer                      1995       124,658   --          --           10,950
James P. Rigas                  1997       206,857   --          --           11,410
Executive Vice
 President,                     1996       205,948   --          --           11,201
Strategic Planning              1995       124,658   --          --           11,250
Daniel R. Milliard              1997       238,863 75,000    156,000(c)        5,340
Senior Vice President
 and                            1996       207,474   --          --            5,250
Secretary                       1995       187,412   --          --            5,350

- --------
(a) Fiscal 1997, 1996 and 1995 amounts include: (i) life insurance premiums paid during each respective fiscal year by the Company under employment agreements with John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James
    P. Rigas and Daniel R. Milliard, in premium payment amounts of $200,000, $10,200, $10,200, $10,660 and $4,590, during fiscal 1997, $200,000,
    $10,000, $10,000, $10,451, and $4,500, respectively, during fiscal 1996, and $293,000, $10,200, $10,200, $10,500 and $4,600, respectively, during fiscal 1995, on policies owned by the respective named executive officers;
    (ii) $251,825 and $250,829 for John J. Rigas which represents the dollar value of the benefit of the whole-life portion of the premiums paid by the Company during fiscal 1997 and 1996, respectively, pursuant to a split-dollar life insurance arrangement projected on an actuarial basis; (iii) $22,132 and $22,916 for John J. Rigas which represents payments by the Company during fiscal 1997 and 1996, respectively, pursuant to a split-dollar life insurance arrangement that is attributable to term life insurance coverage; and (iv) $750 in Company matching contributions for each executive officer under the Company's 401(k) savings plan for each of fiscal 1997, 1996 and 1995. Fiscal 1997 amounts shown for Daniel R. Milliard include amounts paid by the Company under Mr. Milliard's employment agreement with the Company, which terminated March 4, 1997 and amounts paid since March 4, 1997 under Mr. Milliard's new employment agreement with Hyperion Telecommunications, Inc. as described below. The amounts shown above do not include transactions between the Company and certain executive officers or certain entities which are privately owned in whole or in part by the executive officers named in the table. See Item 13 "Certain Relationships and Related Transactions."

   In accordance with an agreement related to the split-dollar insurance life arrangement referred to above, the Company will be reimbursed for all premiums paid related to such arrangement upon the earlier of death of both the insured and his spouse or termination of the insurance policies related to such arrangement.

(b) Does not include the value of certain non-cash compensation to the named individuals which did not exceed the lesser of $50,000 or 10% of such individuals' total annual salary shown in the table.

(c) Mr. Milliard was granted a restricted stock bonus award under the 1996 Hyperion Telecommunications, Inc. Long-Term Incentive Compensation Plan for 104,000 shares of the Class A Common Stock of Hyperion Telecommunications, Inc. pursuant to his employment agreement on March 4, 1997. The 104,000 shares are not subject to vesting, will participate in any dividends, and had a value of approximately $156,000 as of March 4, 1997.
- --------
  All of the executive officers are eligible to receive bonuses of Class A Common Stock under the Company's Restricted Stock Bonus Plan, as amended, and options to purchase Class A Common Stock under the Stock Option Plan of 1986, as amended, to be awarded or granted at the discretion of the Bonus Committee (as defined therein) and Option Committee (as defined therein), respectively, subject to certain limitations on the number of shares that may be awarded to each executive officer under each of the Plans. No awards were made under either the Restricted Stock Bonus Plan or the Stock Option Plan of 1986 during fiscal 1997.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

  During fiscal 1997, each of the named executive officers had an employment agreement with the Company which is automatically renewable each year unless one party gives the other prior notice and which provides among other things for compensation review by the Compensation Committee, the insurance premium payments listed in note (a)(i) to the Summary Compensation Table above, and benefits. In addition, under such employment agreements, upon termination of such employment for any reason other than "for cause," each of the executive officers will be entitled to receive severance pay equal to three months of their salary plus the amount of insurance premiums payable under such officer's employment agreement which, as of April 1, 1996, in the aggregate in the case of John J. Rigas would be approximately $315,876.

  As of March 4, 1997, Mr. Milliard entered into an employment agreement with Hyperion Tele-communications, Inc., an 88% owned subsidiary of the Company, and terminated his employment agreement with Adelphia. Mr. Milliard serves as President and Chief Operating Officer of Hyperion. Mr. Milliard's employment agreement with Hyperion provides for base salary, annual cash bonuses based on achievement, stock options and stock bonuses, certain employee benefits and certain change-in-control and other provisions, and expires on March 31, 2001 unless terminated earlier pursuant to its terms. Mr. Milliard will continue to serve as a director, senior vice president and secretary of Adelphia, although he will receive no additional compensation for serving in such capacities.

  During fiscal 1996 the Company paid the annual premiums related to a split-dollar life insurance arrangement for joint and survivor life insurance coverage for John J. Rigas and his spouse. Upon the earlier of the death of Mr. Rigas and the death of his spouse or the termination of the arrangement, the Company will recover all of the premiums previously paid by the Company. The compensation related to such arrangement is derived as described in notes
(a)(ii) and (iii) to the Summary Compensation Table above.

BOARD OF DIRECTORS COMPENSATION

  Directors who are not also employees of the Company each receive compensation from the Company for services as a director at a rate of $750 plus reimbursement of expenses for each Board and committee meeting attended. Directors who are employees of the Company do not receive any compensation for services as a director or as a member of Board committees.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  Issues relating to the compensation of executive officers are addressed by the Compensation Committee of the Board of Directors (the "Compensation Committee"), which is composed of two independent, non-employee directors, Pete J. Metros and Perry S. Patterson.

  The Compensation Committee recognizes that the compensation of executive officers should be established at levels which are consistent with the Company's objectives and achievements. However, no part of executive compensation is strictly tied to statistical operating performance criteria. Each of the executive officers of the Company, including the Chief Executive Officer, entered into an employment agreement with the Company in July of 1986, which fixed the initial annual base salary of each executive and provided the Compensation Committee with the ability to increase the base salary as the Compensation Committee deems appropriate to adequately reflect the scope and success of the Company's operations, as well as to reflect increases in the Consumer Price Index. The agreements also provide for bonus compensation in amounts to be determined by the Compensation Committee from time to time, and for certain de minimis fringe benefits. The agreements are renewable and have been renewed at the end of each year, except in the case of Mr. Milliard, whose agreement with the Company was terminated when he entered into a new employment agreement with Hyperion Telecommunications, Inc., an 88% owned subsidiary of the Company of which Mr. Milliard is President and Chief Operating Officer, in March 1997.

  With respect to compensation of executive officers other than the Chief Executive Officer (the "Principal Executives"), the Compensation Committee receives and accords significant weight to the input of the Chief Executive Officer. Based on a review of public filings by other publicly-held cable system operators and other independent compensation survey data, the Compensation Committee believes that the annual base salaries and bonuses of the Company's Principal Executives historically have been materially lower than the annual base salaries and bonuses paid to corresponding Principal Executives of most other publicly-held cable system operators and other telecommunications firms, and remain relatively constant compared to increases made in the annual base salaries of Principal Executives of such other corporations over the past five years prior to fiscal 1996. Except in the case of Mr. Milliard, increases in annual base salary from fiscal 1996 to fiscal 1997 were immaterial. The increase in Mr. Milliard's annual base salary and overall compensation package reflects the negotiation of the new employment agreement between Mr. Milliard and Hyperion Telecommunications, Inc. The Compensation Committee believes that the annual base salaries and overall compensation packages of the Principal Executives continue to be set materially lower than those paid to corresponding Principal Executives of other publicly-held cable system operators and telecommunications firms.

  The Compensation Committee has recognized the success of the Principal Executives in accomplishing the Company's various strategic objectives. The Company has continued to refinance its shorter-term debt at the level of the operating subsidiaries with longer-term fixed rate debt and new equity infusions at the parent Company level, and with new revolving credit facilities and public fixed rate debt at the subsidiary and Olympus levels. These actions extend the maturities of the Company's long-term debt and increase the Company's overall longer-term liquidity and flexibility to obtain financing, which in turn will assist the Company to meet the challenges of achieving growth while facing increased competition and regulation within the telecommunications industry. In addition, the Company has made strategic acquisitions of existing cable systems and other telecommunications facilities, contributing to increases in cash flow, and has continued to develop and expand its other telecommunications product and service offerings, such as competitive local exchange services, residential telephone services, internet and cable data services, PCS, paging and home security. The Company has also continued to focus its efforts on other methods of increasing cash flow and on providing superior customer service while realizing operating efficiencies and cost-savings. Based upon its evaluation of these and other relevant factors, the Compensation Committee is satisfied that the Principal Executives have contributed positively to the Company's long-term financial performance, and the Compensation Committee, in consultation with the Chief Executive Officer of the Company, has set compensation under the employment agreements accordingly.

  The annual base salary of John J. Rigas, the Chief Executive Officer, is determined by the Compensation Committee in accordance with Mr. Rigas's employment agreement. Over the past several years, the Compensation Committee has recognized Mr. Rigas's success in achieving the strategic objectives mentioned above with respect to the Principal Executives, and has also recognized Mr. Rigas's leadership and vision in formulating strategies for responding to the challenges of increased regulation and increasing competition, and for positioning the Company for growth in a regulated environment. While the increase in Mr. Rigas's annual base salary during fiscal 1997 was significant, based on its survey of compensation data for other companies, the Compensation Committee believes that Mr. Rigas's annual base salary and overall compensation package is lower than the compensation packages (including salary, bonus, options and deferred compensation) paid to chief executive officers of many other publicly-held cable system operators and other telecommunications firms.

  To date, the Company has not granted bonuses to its Chief Executive Officer or its Principal Executives (with the exclusion of the bonus paid to Mr. Milliard by Hyperion in March 1997), but may in its discretion grant bonuses from time to time as it deems appropriate. In light of the historically significant equity interests of the Chief Executive Officer and the Principal Executives, the Compensation Committee has generally judged it unnecessary to offer its executive officers equity participation plans or other equity-based incentives in order to align the interests of its executive officers with those of its stockholders.

                                                         COMPENSATION COMMITTEE
                                                       Pete J. Metros,
                                                       Chairman
                                                       Perry S. Patterson

STOCK PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the cumulative total shareholder return on the weighted average of the Company's Class A Common Stock ("Adelphia Class A Common Stock") during the five years ended March 31, 1997 with the cumulative total return on the Standard & Poor's 500 Stock Index and with a selected peer group of five companies engaged in the cable communications industry: Cablevision Systems Corporation (Class A); Comcast Corporation (Class A); Tele-Communications, Inc. (Class A); TCA Cable TV, Inc.; and Century Communications Corporation (Class A). The returns of each component issuer in the foregoing peer group have been weighted according to the respective issuer's market capitalization. The comparison assumes $100 was invested on March 31, 1992 in the Company's Class A Common Stock and in each of the foregoing indices, and also assumes reinvestment of dividends. The yearly points marked on the horizontal axis correspond to March 31 of each year.


                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
    AMONG ADELPHIA CLASS A COMMON STOCK, PEER GROUP INDEX AND S&P 500 INDEX
                         Adelphia
                          Class A
Measurement period        Common       Peer Group     S&P 500
(Fiscal year Covered)      Stock         Index         Index
- ---------------------    ---------     ----------     -------
Measurement PT --
3/31/92                    $100           $100         $100

FYE 3/31/93                $107           $140         $115
FYE 3/31/94                $ 78           $138         $117
FYE 3/31/95                $ 60           $139         $135
FYE 3/31/96                $ 42           $161         $179
FYE 3/31/97                $ 32           $109         $214

                             CERTAIN TRANSACTIONS

MANAGEMENT SERVICES

  During the fiscal year ended March 31, 1997, the Company provided management services for certain cable television systems not owned by the Company, including managed partnerships ("Managed Partnerships") in which John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Daniel R. Milliard and Ellen K. Rigas had varied ownership interests. These services included supervision of technical and business operations, accounting, marketing, programming, purchasing, field engineering and other technical and administrative nonfield services. During this period, the Managed Partnerships paid the Company five to six percent of system revenues for such services. Other fees were charged by the Company to the Managed Partnerships during this period for goods and services including mark-ups on the Company's volume purchases of equipment, pay programming and other goods and services. In addition, the Managed Partnerships charged the Company for system and corporate costs during this period. The net fees and expenses charged by the Company to Managed Partnerships amounted to $2,475,000 for fiscal 1997. In addition, the Company paid $2,563,000 to other entities owned by members of the Rigas family, primarily for property, plant and equipment. The Company believes that these fees were no less favorable than the fees which the Company believes it could obtain in similar transactions with unrelated third parties.

REAL ESTATE

   During fiscal 1997, the Company leased from Dorellenic (a partnership owned principally by the Company's executive officers) certain real estate used in connection with the operations of the Company. The partners of Dorellenic are John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Ellen K. Rigas. The leases were for varying terms, generally provided for monthly rental payments equal to fair market value rentals, and were no less favorable than the terms of leases which the Company believes it could obtain from unrelated third parties. The Company pays all operating expenses in connection with the leased property. Real estate rental payments to Dorellenic totaled $133,000 for fiscal 1997.

EQUIPMENT LEASES

  The Company leased certain operating and support equipment from Dorellenic and a corporation which is wholly owned by members of the Rigas Family, for which it made aggregate lease payments of $482,000 in fiscal 1997. Such lease payments equaled the lessor's borrowing costs or lease payments to unrelated third parties for such equipment. The Company also paid all operating costs incurred with respect to such equipment. The Company believes that the terms of such leases were no less favorable than those which the Company believes it could obtain from unrelated third parties.

LOANS TO AND FROM AFFILIATES

  Certain loans to and from the Company by or to affiliates (which do not include Olympus) as of March 31, 1997 are summarized below. Interest is charged on such loans to affiliates at rates which ranged from 10.8% to 15.0% for the year ended March 31, 1997.

  Total interest income on loans to affiliates, excluding Olympus, aggregated $1,767,000 for fiscal 1997. In addition, net settlement amounts under interest rate swap agreements with the Managed Partnerships, recorded as adjustments to interest expense during the period incurred, increased the Company's interest expense by $50,000 for fiscal 1997

  Net receivables due from the Managed Partnerships for advances made by the Company for the construction and acquisition of cable television systems and for working capital purposes, including accrued interest thereon, were $4,518,000 at March 31, 1997.

  During fiscal 1997 the Company made net advances of $1,653,000 to Dorellenic. At March 31, 1997, net receivables from Dorellenic (including accrued interest) were $26,128,000. Amounts advanced to Dorellenic were primarily used for working capital purposes.

  During fiscal 1990 and 1991, the Company loaned an aggregate $255,000 to Daniel R. Milliard and an unaffiliated third party, pursuant to several revolving term and term notes, for capital expenditures and working capital purposes. As of March 31, 1997, the outstanding amount of these loans was $152,000.

  On an end-of-quarter basis, the largest aggregate amount of net outstanding loans and advances receivable from affiliates (directors, executive officers and five-percent shareholders) or entities they control, including John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Ellen K. Rigas, Daniel R. Milliard, Dorellenic and/or the Managed Partnerships during fiscal 1997 was $36,430,000 at June 30, 1996. At March 31, 1997, such aggregate net amount was $30,798,000.

CO-BORROWING AGREEMENT

  On March 29, 1996, a subsidiary of the Company entered into a $200,000,000 loan agreement with a Managed Partnership and an Olympus subsidiary, as co-borrowers.

BUSINESS OPPORTUNITIES

  The Company's executive officers have entered into a Business Opportunity Agreement, dated July 1, 1986 (the "Business Opportunity Agreement"), under which they have agreed not to acquire an interest (except that such persons may, individually for their own account, engage in regular portfolio trading of publicly traded securities of companies in the cable television industry) in any cable television system except: cable television systems which they or their affiliates (excluding the Company) owned, in whole or in part, operated or had agreed to acquire as of July 1, 1986; any expansions of such systems within the same county or an adjacent county (except for systems which are also contiguous to Company-owned systems); and systems which the Company elects not to acquire under its right of first refusal described below and any expansions of such systems within the same county or an adjacent county (except for systems which are also contiguous to Company-owned systems). Otherwise, the executive officers will first offer to the Company the opportunity to acquire or invest in any cable television system or franchise therefor or interest therein that is offered or available to them. If a majority of the Company's Board of Directors, including a majority of the independent directors, rejects such offer, the executive officers may acquire or invest in all of such cable television systems or franchises therefor or interest therein or with others on terms no more favorable to them than those offered to the Company.

  The Company's executive officers may from time to time evaluate and, subject to the Company's rights and covenants in the Company's loan agreements and indentures, may acquire cable television systems or interests therein for their own accounts separately or along with the Company and/or other joint venture parties.

  Except for the limitations on the ownership of cable television systems as described herein, the executive officers of Adelphia and their affiliates are not subject to limitations with respect to their other business activities and may engage in other businesses related to cable television or other telecommunications media. The executive officers will devote as much of their time to the business of the Company as is reasonably required to fulfill the duties of their offices.

  In the event that any executive officer (or his affiliate) decides to offer for sale (other than to another executive officer or his or another executive officer's family member, trust or family controlled entity) for his account, his ownership interest in any cable television system or franchise, he or it will (subject to the rights of third parties existing at such time) first offer such interests to the Company. Such selling person or entity has a unilateral option to elect to require that, if the Company accepts such offer, up to one half of the consideration for his or its interest would consist of shares of Class B Common Stock, which shares will be valued at the prevailing market price of the Class A Common Stock, and the remainder would consist of shares of Class A Common Stock and/or cash. If a majority of the Company's independent directors rejects such offer, the executive officer (or his affiliate) may sell such interest to third parties on terms no more favorable to such third parties than those offered to the Company.

REGISTRATION RIGHTS AND STOCK PURCHASE MATTERS

  Pursuant to a Registration Rights Agreement, as amended, between the Company and the holders of Class B Common Stock, John J. Rigas has the right, subject to certain limitations, to require the Company to register shares of the Company's Common Stock owned by him for sale to the public and pay the expenses (except for Mr. Rigas' counsel fees) of such registration on five occasions selected by him (subject to certain limitations intended to prevent undue interference with the Company's ability to distribute its securities) during a fourteen-year period which began in December 1986. The other holders of Class B Common Stock have the right to participate, at the option of John
J. Rigas, as selling stockholders in any such registration initiated by John
J. Rigas. The holders of Class B Common Stock also have unlimited rights to participate as selling stockholders in any registered public offering initiated by the Company and require the Company to pay their expenses (except counsel fees). Such rights of participation are subject to limitation at the discretion of the managing underwriter of such offering.

  On June 22, 1997, Adelphia entered into an agreement with Highland Holdings and Telesat Cablevision, Inc. pursuant to which Highland Holdings and Telesat Cablevision, Inc., respectively, purchased from Adelphia on July 7, 1997, 80,000 and 20,000 shares of Series C Cumulative Convertible Preferred Stock, with a liquidation preference of $1,000 per share, at a purchase price of $970 per share. Each share of Series C Cumulative Convertible Preferred Stock is convertible into 117.9245 shares of Class A Common Stock of Adelphia at $8.48 per share, bears dividends of 8 1/8% of the liquidation preference per share, and is redeemable at the option of Adelphia after three years from the date of issuance at a premium declining to par. On July 7, 1997, Adelphia also sold 550,000 shares of 13% Cumulative Exchangeable Preferred Stock to Highland Holdings for $98.8421 per share, a price per share equal to the price paid by the initial purchasers of 950,000 shares of the same preferred stock after discounts and commissions. The closing of the offerings on July 7, 1997 of $150,000,000 aggregate principal amount of 10 1/2% Senior Notes due 2004 to institutional investors and the 950,000 shares of 13% Cumulative Exchangeable Preferred Stock were conditioned upon the completion of the sale of the Series C Cumulative Convertible Preferred Stock. In connection with such transactions, Adelphia entered into Registration Rights Agreements with Highland Holdings and Telesat Cablevision, Inc. with respect to the registration of the Series C Cumulative Convertible Preferred Stock and with Highland Holdings and the initial purchasers with respect to the 13% Cumulative Exchangeable Preferred Stock.

OLYMPUS MATTERS

  On February 28, 1995, the Company and certain of its subsidiaries and Telesat Cablevision, Inc. and certain of its subsidiaries ("Telesat") entered into an Investment Agreement and an amended and restated partnership agreement for Olympus Communications. L.P. See Item 7 of this Form 10-K entitled "Management's Discussion and Analysis of Results of Operation and Financial Condition" for information on the investment and related partnership transactions. The consent of both the Company and Telesat is required under the Olympus partnership agreement for certain material transactions. As noted earlier, Mr. Dennis Coyle is the nominee of Telesat for election to the Board of Directors of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than ten percent of a class of the Company's registered equity securities to file with the Securities and Exchange Commission and deliver to the Company initial reports of ownership and reports of changes in ownership of such registered equity securities.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company's directors, executive officers and more than ten percent stockholders filed on a timely basis all reports due under
Section 16(a) for the period from April 1, 1996 through March 31, 1997.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth, based on information available to the Company as of July 23, 1997, certain information with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock by each director or nominee for director, all executive officers and directors of Adelphia as a group, and each person known to Adelphia to own beneficially more than 5% of such Common Stock, based on 19,702,308 shares of Class A Common Stock and 10,944,476 shares of Class B Common Stock outstanding, respectively, as of such date. Unless otherwise noted, the individuals have sole voting and investment power. The business address of each such 5% beneficial owner named below, unless otherwise noted, is Main at Water Street, Coudersport, Pennsylvania 16915.

                           SHARES OF        PERCENT OF SHARES OF     PERCENT OF
                            CLASS A          CLASS A    CLASS B       CLASS B
                             COMMON           COMMON     COMMON        COMMON
NAME AND ADDRESSES           STOCK            STOCK      STOCK         STOCK
- ------------------         ----------       ---------- ----------    ----------
John J. Rigas                 (a)              (b)      5,883,004(c)      53.8%
Michael J. Rigas              (a)              (b)      1,915,970(c)      17.5%
Timothy J. Rigas              (a)              (b)      1,915,970(c)      17.5%
James P. Rigas                (a)              (b)      1,151,634(c)      10.5%
Daniel R. Milliard              1,000(d)       (e)             --            --
Perry S. Patterson              3,250          (e)             --            --
Pete J. Metros                    100          (e)             --            --
Dennis P. Coyle                 1,000          (e)             --            --
All executive officers
 and directors
 as a group (eight
 persons)                  26,898,245(a)(c)    (b)     10,572,731(c)      96.6%
Syracuse Hilton Head
 Holdings, L.P.             2,398,151(f)       12.2%           --            --
 Main at Water Street
 Coudersport,
  Pennsylvania 16915
Highland Holdings          13,849,913(g)       47.5%           --            --
 Main at Water Street
 Coudersport,
  Pennsylvania 16915
Ellen K. Rigas                (h)              (i)        371,762(c)       3.4%
 Main at Water Street
 Coudersport,
  Pennsylvania 16915
The Capital Group
 Companies, Inc.            1,177,500(j)        6.0%           --            --
 333 South Hope Street
 Los Angeles, California
  90071
Telesat Cablevision, Inc.   3,450,014(k)       15.6%           --            --
 700 Universe Blvd.
 Juno Beach, Florida
  33408
Booth American Company      3,571,428          18.1%           --            --
 333 W. Fort Street, 12th
  Floor
 Detroit, MI 48226
Myron M. Kaplan               979,500           5.0%           --            --
 P.O. Box 385
 Leonia, NJ 07605

- --------

(a) The holders of Class B Common Stock are deemed to be beneficial owners of an equal number of shares of Class A Common Stock because Class B Common Stock is convertible into Class A Common Stock on a one-to-one basis. In addition, the following persons own or have the power to direct the voting of shares of Class A Common Stock in the following amounts: John J. Rigas, 431,800 shares--71,700 shares directly and 360,100 shares through Syracuse Hilton Head Holdings, L.P. ("SHHH"); Michael J. Rigas, 193,500 shares--200 shares directly and 193,300 shares through SHHH; Timothy J. Rigas, 193,500 shares--200 shares directly and 193,300 shares through SHHH; James P. Rigas, 193,300 shares indirectly through SHHH. John J. Rigas shares voting power with his spouse with respect to 106,300 of such shares held through SHHH. Each of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James
    P. Rigas also share voting and dispositive power with respect to 13,849,913 shares of Class A Common Stock deemed to be beneficially owned by Highland Holdings, and 1,458,151 shares of Class A Common Stock held by SHHH. See notes (f) and (g) below.

(b) After giving effect to the conversion solely by each individual holder of all of his Class B Common Stock into Class A Common Stock and including all shares of Class A Common Stock, and the conversion into Class A Common Stock of Series C Cumulative Convertible Preferred Stock, currently held by such individual holder or over which such individual holder has or shares voting or investment power as disclosed in note (a) above or notes
    (f) and (g) below, the percentage of Class A Common Stock owned by John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas, and by all executive officers and directors as a group (eight persons), would be 63.4%, 58.5%, 58.5%, 57.4% and 67.7%, respectively. Further, after giving effect to an additional 4,966,540 shares of Class A Common Stock of which John J. Rigas has the right to direct the voting in the election of directors pursuant to the Class B Stockholders Agreement discussed in the paragraph following this table (and assuming the parties to such agreement converted their Class B Common Stock into Class A Common Stock), as to all of which additional shares John J. Rigas disclaims beneficial ownership, the percentage of Class A Common Stock owned by John J. Rigas would be 68.0%.

(c) The amounts shown include 97,949 of the same shares which are owned of record by Dorellenic, and such shares are only included once for "All executive officers and directors as a group." The named Rigas individuals have shared voting and investment power with respect to these shares.

(d) Daniel R. Milliard shares voting and investment power with his spouse with respect to these shares.

(e) Less than 1%.

(f) SHHH, Doris Holdings, L.P. ("Doris"), the general partner of SHHH, and Eleni Acquisition, Inc., the general partner of Doris, are affiliates of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas, each of whom has shared voting and investment power with respect to the shares held by SHHH. In addition, through irrevocable proxies, each of the above-named individuals shares with SHHH the power to vote or direct the vote of such number of shares of Class A Common Stock held by as is specified in note (a) above.

(g) Highland Holdings ("Highland"), as beneficially owned, is a general partnership, the general partners of which include John J. Rigas, Michael
    J. Rigas, Timothy J. Rigas, James P. Rigas and Ellen K. Rigas, each of whom is deemed to share voting and investment power with respect to the shares held by Highland. The amount shown includes, and the percentage shown reflects, 9,433,960 shares of Class A Common Stock into which 80,000 shares of the Company's Series C Cumulative Convertible Preferred Stock held by Highland Holdings is convertible as of July 23, 1997.

(h) As a holder of Class B Common Stock, Ellen K. Rigas is deemed to be the beneficial owner of an equal number of shares of Class A Common Stock because Class B Common Stock is convertible into Class A Common Stock on a one-to-one basis. In addition, Ellen K. Rigas owns 1,600 shares of Class A Common Stock directly and shares voting and investment power with respect to 13,849,913 shares of Class A Common Stock held by Highland. See note
    (g) above. Ellen K. Rigas is the daughter of John J. Rigas.

(i) After giving effect to the conversion of all of Ellen K. Rigas' Class B Common Stock into shares of Class A Common Stock and including all shares of Class A Common Stock, and the conversion into Class A Common Stock of Series C Cumulative Convertible Preferred Stock, held by Ellen K. Rigas or over which Ellen K. Rigas has or shares voting or investment power as discussed in note (h) above, the percentage of Class A Common Stock owned by Ellen K. Rigas would be 48.2%.

(j) According to a Schedule 13G and other information provided to the Company, certain operating subsidiaries of the named entity have sole dispositive power with respect to all of such shares, and sole voting power with respect to 97,500 of such shares. An operating subsidiary of the named entity, Capital Research and Management Company, exercises sole dispositive power with respect to 1,080,000 of such shares.

(k) According to a Schedule 13D, the named entity shares voting and dispositive power over the shares with FPL Group Capital, Inc., the parent of Telesat Cablevision, Inc., FPL Group, Inc., the parent of FPL Group Capital, Inc., and Cable L.P. I, Inc. and Telesat Cablevision of South Florida, Inc., subsidiaries of Telesat Cablevision, Inc. Telesat Cablevision, Inc. is the Company's joint venture partner in Olympus and is also a holder of in excess of five percent of the Company's Class A Common Stock. The consent of both the Company and Telesat Cablevision, Inc. is required under the Olympus partnership agreement for certain material transactions. Mr. Dennis P. Coyle, is the nominee of Telesat for election to the Board of Directors of the Company. The amount shown includes above, as beneficially owned, 2,358,490 shares of Class A Common Stock into which 20,000 shares of the Company's Series C Cumulative Convertible Preferred Stock held by Telesat Cablevision, Inc. is convertible as of July 23, 1997.
- --------

  John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Ellen K. Rigas, Daniel R. Milliard, Dorellenic and the Company have entered into a Class B Stockholders Agreement providing that such stockholders shall vote their shares of Common Stock for the election of directors designated by a majority of voting power (as defined in the Agreement) of the shares of Common Stock held by them. The Class B Stockholders Agreement also provides that, in the absence of the consent of the holders of a majority of the voting power of the shares of Common Stock owned by the parties to the Agreement, (i) none of the stockholder parties may sell, assign or transfer all or any part of their shares of Common Stock in a public sale (as defined in the Agreement) without first offering the shares to the other parties to the Agreement and (ii) no stockholder party may accept a bona fide offer from a third party to purchase shares of such stockholder without first offering the shares to the Company and then to the other parties to the Class B Stockholders Agreement. In addition, each party has certain rights to acquire the shares of Common Stock of the others under certain conditions. John J. Rigas has also entered into a Stock Purchase Agreement with the other holder of Class B Common Stock who is not a party to the Class B Stockholders Agreement which gives John J. Rigas certain rights to acquire the shares of Common Stock of such stockholder under certain conditions.

                   FORM 10-K ANNUAL REPORT TO THE SECURITIES
                            AND EXCHANGE COMMISSION

  A COPY OF THE ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) OF THE COMPANY FOR THE FISCAL YEAR ENDED MARCH 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED FREE OF CHARGE, UPON WRITTEN REQUEST, TO STOCKHOLDERS WHO HAVE NOT PREVIOUSLY RECEIVED A COPY FROM THE COMPANY. WRITTEN REQUESTS MAY BE DIRECTED TO THE SECRETARY, ADELPHIA COMMUNICATIONS CORPORATION, 5 WEST THIRD STREET, COUDERSPORT, PENNSYLVANIA 16915.

                                 OTHER MATTERS

  The Company knows of no other matters to be presented for action at the meeting. If any other matters should properly come before the meeting, however, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

  The Company will pay the expense in connection with the printing, assembling and mailing to the holders of capital stock of the Company the notice of meeting, this proxy statement and the accompanying form of proxy. In addition to the use of the mails, proxies may be solicited by directors, officers or regular employees of the Company personally or by telephone or telegraph. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals, and will reimburse such persons for their expense in so doing.

  The Company's certified public accountants during fiscal 1997 were, and for fiscal 1997 will be, Deloitte & Touche LLP. Such accountants are not expected to attend the Annual Meeting.

STOCKHOLDER PROPOSALS

  Stockholders who intend to submit a proposal at the Annual Meeting of the stockholders of the Company expected to be held in September 1998 must submit such proposal to the attention of the Secretary of the Company at the address of its executive offices no later than June 1, 1998.

                          --------------------------

                                     PROXY
                      ADELPHIA COMMUNICATIONS CORPORATION

  This Proxy Is Solicited On Behalf Of The Board of Directors Of The Company

The undersigned hereby appoints John J. Rigas, Timothy J. Rigas and Daniel R. Milliard, or any one or more of them, with power of substitution to each, as proxies to represent and to vote as designated on the reverse all the shares of Class A Common Stock held of record at the close of business on August 8, 1997 by the undersigned at the annual meeting of the stockholders of Adelphia Communications Corporation to be held at the Coudersport Theater, Main Street, Coudersport, Pennsylvania on September 29, 1997 at 10:00 a.m. and at any adjournment thereof.

               (Please sign on reverse side and return promptly)

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                      ADELPHIA COMMUNICATIONS CORPORATION

                              September 29, 1997

                Please Detach and Mail in the Envelope Provided

A [X] Please mark your
      votes as in this
      example


The Board of Directors recommends a vote "FOR"  proposals numbered 1 and 2.

                                           WITHHOLD
                       FOR                AUTHORITY
                  all nominees         to vote for all
                 listed at right   nominees listed at right
1. Election of         [_]                    [_]
   Directors

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name.)


Nominees:
  Perry S. Patterson as director to
  be elected by the Class A
  Common Stockholders

  Dennis P. Coyle, Pete J. Metros,
  Daniel R. Milliard, John J. Rigas,
  James P. Rigas, Michael J. Rigas
  and Timothy J. Rigas


                                                FOR    AGAINST    ABSTAIN
2. In their discretion vote upon such other     [_]      [_]        [_]
   matters as may properly come before the
   meeting or any adjournment thereof.



   This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise specified in the squares provided, the proxies shall vote in the election of directors for the nominees listed on the reverse side hereof, and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

A majority of such proxies who shall be present and shall act at the meeting (or if only one shall be present and act, then that one) may exercise all powers hereunder.



                                                Date                     1997
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Note: Stockholder sign here exactly as name appears herein.